Exhibit 23.1



LXE INC. AND SUBSIDIARIES

Independent Auditors' Consent




The Board of Directors and Stockholders
LXE Inc.:

We consent to incorporation by reference in the Registration
Statements No. 33-42009 and No 33-41185 on Form S-8 of LXE Inc.
of our reports dated January 19, 1996, relating to the consolidated balance sheets of LXE Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of LXE Inc.




                                   KPMG Peat Marwick LLP



Atlanta, Georgia
March 29, 1996